Exhibit 10.2

Term Sheet
2018 Grant of Performance-Vesting Phantom Units and Tandem DERs
(Capitalized Terms are Defined in the LTIP, as Amended to Date)

Eligibility	● Senior Executives of Andeavor who are also Tesoro Logistics GP (“TLGP”) officers; Extended leadership of ANDX as well as the Logistics business unit within Andeavor
Form of Award	● Phantom Performance Units with tandem Distribution Equivalent Rights (“DERs”)
Tandem Dividend Equivalent Rights
●    DERs entitle the participant to receive payments in an amount equal to any distributions made by ANDX in respect of the Units underlying the phantom performance units to which such DER relates.
●    The payments in respect of the DERs will be accrued over the performance period and paid in cash at the same time that the phantom performance unit award is settled.
●    The DERs will be calculated and accrued based on the actual number of phantom performance units earned based on the actual performance results at the end of the performance period; provided, that for a terminated participant, the DERs will be pro-rated based upon the adjusted number of phantom performance units earned by such participant (as described below).
●    In no event will dividend equivalents be paid with respect to unearned phantom performance units.

Date of Grant and Grant Frequency
●    A date to be determined by the board of Tesoro Logistics GP in consultation with the Compensation Committee of Andeavor.
●    It is contemplated that grants of performance-vesting phantom units and tandem DERs will comprise a percentage of the value of designated executives’ annual long-term incentive compensation.

Payout Range	● The payout for the Performance Phantom Units can range from 0% to 200% as reflected in the Performance Payout Tables.
Performance Vesting
●    Awards of phantom performance units and tandem DERs will vest at the end of a defined performance period to the extent that performance objectives are achieved.
●    The Performance Phantom Unit will be measured using the cumulative three-year relative Total Unitholder Returns (TUR) compared to the cumulative three-year relative TURs for the performance peer group over the performance period.

	ANDX’s Performance Relative to the Performance Peer Group’s Relative TUR	Payout as a Percentage of Target Number of Phantom Units
	<30th percentile	0%
	30th percentile	60%
	50th percentile	100%
	75th percentile and above	200%
	Interpolation shall be used between the above thresholds.

Performance Metric
● TUR for ANDX or any member of the performance peer group is defined as the percentage increase in the value of a $100 investment in a common unit purchased at the average closing price of such common unit over the 30 trading days prior to the first day of the performance measurement period with respect to which the grant is made, assuming:
●    Distributions are reinvested in additional fractional units or common units on the date they are declared based on the closing price of common units on the date of such reinvestment; and
●    Such investment is liquidated on the date immediately following the last day of the performance period with respect to which the grant is made, at a price that is the average closing price of the common unit over the 30 trading days prior to the liquidation.

Performance Period	● The performance period for purposes of determining vesting of awards will be from February 16, 2018 through February 16, 2021.
Performance Peer Group
●    The Performance Peer Group for the award measured using the TUR performance measure are the following companies:
●    Enbridge Energy Partners, NuStar Energy, Buckeye Partners, Holly Energy Partners, Genesis Energy, Magellan Midstream Partners, Western Gas Partners, EnLink Midstream Partners, DCP Midstream Partners, MPLX LP and the Alerian MLP Index.
The Committee may make such changes and adjustments to the Performance Peer Group from time to time that it deems equitable or appropriate in its discretion as a result of or to account for a Change in Control or any transaction described in Section 4(c) or 7(c) of the Plan or any similar or other extraordinary transaction that may occur with respect a member of the Performance Peer Group or a member of the Performance Peer Group ceasing to be a publicly traded company, which change(s) or adjustment(s) may include, but are not limited to removing, replacing or adding additional members to the Performance Peer Group for all or any purposes under this Agreement.

Early Vesting
●    A percentage of awards of phantom performance units will vest based on the target level of performance regardless of the ANDX’s performance relative to that of the performance peer group, and DERs accumulated on those units will be paid in the following events. Such percentage will be the number of full months worked in during the performance period divided the number of full months in the performance period.
●    The death or Disability of the employee
●    A percentage of awards of phantom performance units will be paid out based on ANDX’s actual performance relative to that of the performance peer group and DERs accumulated on those units will be paid in the following events. (For an involuntary termination without Cause, an employee must work a minimum of 12 full months during the performance period to receive a payout). Such percentage will be the number of full months worked in during the performance period divided the number of full months in the performance period.
●    Retirement
●    Involuntary termination without Cause under circumstances qualifying for severance compensation under any severance plan sponsored by the Company
●    In the event of a Change in Control of TLGP, the phantom performance units (and related DERs) will either be:
●    assumed or continued by the acquiring or surviving corporation, or
●    be paid out based at the greater of target or the actual performance of ANDX relative to that of the performance peer group through the date of the Change in Control.
If the awards are assumed or continued following a Change in Control of TLGP, the awards will be converted into time-based awards with the converted number of phantom units based upon greater of target or actual performance of ANDX relative to the performance peer group through the date of the Change in Control. The converted awards (and related DERs) will vest based upon continued employment through the end of the performance period. If the employee suffers an involuntary termination without Cause or resigns for Good Reason within two years following a Change in Control of TLGP, any such converted awards (and related DERs) will immediately vest upon such termination.

Forfeiture
●    Awards of Phantom Units and unpaid DERs will be forfeited in the event of a termination of the employee by the Company for Cause including a violation of Tesoro’s Code of Business Conduct or involuntary termination without eligibility for severance compensation under any severance plan sponsored by the Company or in the event of the voluntary termination of the employee for any reason except for Retirement or resignation for Good Reason within two years following a Change in Control.
●    Awards of Phantom Units and unpaid DERs will be forfeited in the event of an involuntary termination without cause if employee has not worked a full 12 months of the performance period.

Good Reason
●    Good Reason means the occurrence of any of the following:
●    without participant's express written consent, the assignment to participant of any duties inconsistent with the employment of participant immediately prior to the Change in Control, or a significant diminution of participant's positions, duties, responsibilities and status with TLGP from those immediately prior to a Change in Control or a diminution in participant's titles or offices as in effect immediately prior to a Change in Control, or any removal of participant from, or any failure to reelect participant to, any of such positions;
●    a material reduction by TLGP in participant's Base Salary, as in effect immediately prior to a Change in Control;
●    the failure by TLGP to continue benefits, including but not limited to, thrift, pension, life insurance, and health plans, substantially equal in value, in the aggregate, to those in which participant is participating or is eligible to participate at the time of the Change in Control except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;
●    the failure by TLGP to continue in effect any incentive plan or arrangement in which participant is participating at the time of a Change in Control (or to substitute and continue other plans or arrangements providing the participant with substantially similar benefits), except as otherwise required by the terms of such plans as in effect at the time of any Change in Control;
●    the occurrence of an event that meets the criteria set forth under the Company's relocation policy, as in effect from time to time, with respect to which either (i) the participant fails to provide express written consent to the relocation or (ii) TLGP fails to provide the relocation benefit set forth in such policy; or
●    any failure by TLGP to obtain the assumption of this Agreement by any successor or assign of TLGP.

Form of Payment	● Payment of phantom restricted units shall be made in common units of ANDX ● Payment of earned DERs shall be made in cash
Tax Withholding
●    Employee shall remit an amount sufficient to satisfy Federal or state withholding tax. Withholding obligations will be satisfied through the surrender of common partnership units otherwise payable to the employee in respect to earned units.
●    Cash payments in respect to any earned units or related DERs shall be made net of any applicable withholding taxes.